Exhibit 26 (d)(f)

Option to Split Joint Survivorship Life Insurance Policy Upon Divorce Rider	In this rider “we,” “our” and “us” mean AXA Equitable Life Insurance Company. “You” and “your” mean the owner of the policy.

Effective Date of this Rider. This rider is effective on the Register Date of this policy.

Cost of this Rider. There is no charge for this rider.

This Rider’s Benefit. This rider gives you the right, upon legal divorce of the insured persons while this policy is in force, to exchange this policy for an individual life policy on each insured person. This is subject to the exchange conditions noted below. Evidence of insurability is required except as specifically noted.

To exercise this option, a policy on the life of each insured person must be applied for and issued.

Conditions for Exchange. The following conditions must be met in order for the exchange to take place:

1. A final divorce decree issued by a court of competent jurisdiction in the United States on the marriage of the insured persons must be in effect. Evidence of the decree must be received by us prior to the date of exchange;

2. Both insured persons must be alive on the date of exchange;

3. You must request the exchange in writing. The owner of each new policy must have an insurable interest in the insured person. If this policy is assigned, the assignee must consent in writing to the exchange;

4. This policy must be in force and not then in default on the date of exchange, and the insured persons must still be divorced from each other on that date;

5. We must receive payment of the first premium for each new policy on or before the Register Date of each new policy.

No evidence of insurability is required if the exchange is applied for within 12 months of the date of legal divorce and the date of exchange for each policy is 24 months following the date of legal divorce; otherwise, evidence of insurability of each insured person satisfactory to us must be provided. This policy and all additional benefit riders and endorsements terminate on the date of exchange.

The New Policy. The Register Date of each new policy will be the date of exchange. The face amount of each new policy will be determined as follows:

1. We calculate the death benefit of this policy on the date of exchange (this includes the death benefit of the base policy plus the death benefit of any Return of Premium Death Benefit rider then in effect);

2. We subtract from item (1) above the amount of any outstanding policy loan and accrued loan interest on the date of exchange;

3. The face amount of each new policy will be determined such that the initial death benefit will be at least equal to one half of the result of item (2).

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One half of the net cash surrender value of this policy will be applied toward the initial premium on each of the new policies. Premiums for each new policy will be based on our rates then in effect for each insured person’s then attained insurance age and for the same class of risk (or closest comparable class) for which each insured was classified under this policy. The exchange to the new policies will not qualify as a non-taxable exchange under section 1035 of the Internal Revenue Code. You may wish to consult with your tax advisor before proceeding with the exchange.

You may choose that each new policy be on any plan of insurance available under our rules then in effect (offered either by us or an affiliated company). You may not choose a policy of term insurance, one that includes term insurance, or one that provides insurance on more than one life. You may ask that additional benefit riders be included with each new policy; however, this will require our consent and evidence of insurability satisfactory to us. If either insured person does not qualify for an individual policy under our rules then in effect, this option may not be exercised and this rider will terminate.

When This Rider Will Terminate. This rider will terminate on the earliest of the following dates:

1. On the policy anniversary nearest the 86th birthday of the older insured person;

2. On the date of death of the first of the insured persons to die; or

3. On the date this policy terminates.

You may also terminate this rider at any time after policy issue by asking for this in writing. The effective date of termination will be the date we receive your request. If this rider is terminated by your written request, it may not again be added to this policy at a later date.

General. This rider is a part of the policy. It has no cash or loan value. When this option is exercised, this policy is terminated.

AXA EQUITABLE LIFE INSURANCE COMPANY

[		[

	Mark Pearson, Chairman of the Board and Chief Executive Officer]1		Karen Field Hazin, Vice President, Secretary and Associate General Counsel]1

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